Exhibit 10.1.1

HIGHLAND HOSPITALITY CORPORATION

2003 OMNIBUS STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

This Agreement is between                          (the “Executive”) and Highland Hospitality Corporation (the “Corporation”). This Agreement governs an award made to Executive pursuant to the Corporation’s 2003 Omnibus Stock Incentive Plan (the “Plan”). The Corporation and Executive agree as follows:

1. Grant. The Board of Directors of the Corporation on                     , 2003 awarded the Executive                      shares of the Corporation’s common stock subject to the vesting and other restrictions provided in this Agreement (the “Restricted Stock”), which award is effective contingent on and concurrent with the closing of the initial public offering of the Corporation’s common stock registered under the Securities Act of 1933 (the effective time hereinafter referred to as the “Grant Date”). In the event that the Board of Directors determines that active efforts to complete the closing of the initial public offering have been abandoned, this Agreement shall be null and void. No payment by the Executive is required for the Restricted Stock.

2. Vesting. The award will vest in three (3) equal annual installments of 33-1/3% of the shares covered by the award beginning on the first annual anniversary of the Grant Date and subsequent installments will vest on the second and third annual anniversary of the Grant Date. Each installment shall vest and thereby all restrictions shall be removed on the installment so long as the Executive has remained in Continuous Service (as defined in the Plan) through the day immediately preceding the date on which the installment is scheduled to vest. The remaining shares of Restricted Stock which have not already vested shall vest and all restrictions shall be removed if the Executive’s termination of Continuous Service is because of death or Disability. In addition, the remaining shares of Restricted Stock which have not already vested shall vest and all restrictions shall be removed if the Executive’s termination of Continuous Service is (i) due to (a) a termination by Highland Hospitality, L.P. (the “Operating Partnership”) without Cause or a termination by the Executive for Good Reason (whether such termination without Cause or termination for Good Reason occurs before or after a Change in Control), or (b) a termination by the Executive following a Change in Control for any reason in accordance with Section 6(d) of the Employment Agreement (as hereinafter defined) by notice given by the Executive on or before the tenth (10th) business day following the Change in Control, and (ii) the Executive has signed a general release of claims which has become irrevocable, satisfactory to the Operating Partnership in its reasonable exercise of its discretion, releasing the Operating Partnership, its affiliates, including the Corporation, and their officers, directors and employees, from any and all claims or potential claims arising from or related to the Executive’s employment or termination of Continuous Service. For purposes of this Agreement, the terms “Disability,” “Cause,” “Good Reason,” and “Change in Control” shall have the meaning provided for such terms in the Employment Agreement between the Executive, the Operating Partnership, and the Corporation dated October 24, 2003 (the “Employment Agreement”). If the Executive has a termination of Continuous Service and such termination event does not result in accelerated vesting of the Restricted Stock, shares of Restricted Stock which have not vested shall be forfeited and returned to the Corporation.

3. Stock Certificates and Restrictions. The full number of shares of the Restricted Stock have been deposited in an account for the Executive at the Corporation’s transfer agent. The Corporation reserves the right at its sole discretion to change the financial institution or agent in which the shares are deposited or the certificates for shares are held. These shares are nontransferable and are otherwise subject to the Plan and this Agreement until the restrictions are removed or the shares are returned to the Corporation. The Corporation may place such legends on any certificates for Restricted Shares as it deems appropriate. The Executive has the right to vote the full number of shares and to receive any declared dividends or other distributions associated with the shares, except that a dividend or distribution with respect to Restricted Shares which have not already vested which is paid in shares or other property which constitutes a “derivative security” or “equity security” (within the meaning of Section 16(a) of the Securities Exchange Act of 1934) shall continue to be subject to the vesting and other restrictions of this Agreement to the same extent as the Restricted Shares which such derivative security or equity security was relates.

4. Corporate Event. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, a recapitalization, a merger or a similar transaction affecting the Corporation’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are distributed to the Executive with respect to Restricted Shares which have not already vested shall immediately be subject to the vesting and other restrictions of this Agreement to the same extent as the Restricted Shares to which such distributed property relates.

5. Withholding Taxes. Executive understands that upon removal of restrictions, a taxable event will occur and Executive will be responsible for payment of taxes due. No stock certificates will be delivered unless acceptable arrangements have been made with the Corporation by Executive to pay withholding taxes that are due as a result of vesting of Restricted Stock. Unless the Executive has made alternative arrangements acceptable to the Corporation, the Executive shall pay applicable minimum required withholding taxes due by having the Corporation withhold shares that would otherwise be released from restrictions, in which case such withheld shares shall be transferred back to the Corporation.

6. Taxation. Executive understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary compensation income the fair market value of the Restricted Shares on the date as of which Executive’s rights to retain each such Restricted Share vests. Thus, the Restricted Shares will vest and be taxable in increments on the three annual anniversary dates of such transfer. Accelerated vesting of the Restricted Shares will also accelerate the date of taxation. Executive understands that he/she may elect to be taxed on the fair market value of some or all of the Restricted Shares at the time such shares are transferred to him/her, rather at those times when his/her right to retain the Restricted Shares vest, by filing an election under Section 83(b) of the Code (a “Section 83(b) Election”) with the Internal Revenue Service within 30 days from the date of the transfer of the Restricted Shares to him/her. Executive understands that failure to file such an election in a timely manner results in the inability to file such election. Executive further understands that an additional copy of such election form should be filed with his/her federal income tax return for the calendar year to which such election applies. Executive acknowledges and agrees that the foregoing is only a

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summary of the effects of United States federal income taxation with respect to the Restricted Shares and does not purport to be complete. Executive further acknowledges and agrees that the Corporation has directed Executive to seek independent professional advice regarding the tax consequences of receipt of the Restricted Shares under federal, state and local law. Executive acknowledges and agrees that if the Executive decides to file a Section 83(b) Election it is Executive’s sole responsibility, and not the Corporation’s or the Operating Partnership’s, to file a timely election, even if Executive requests the Corporation or the Operating Partnership or its representatives to make the filing on Executive’s behalf.

7. No Employment Agreement. This Agreement is not an employment contract. This Agreement is, however, a contract creating enforceable rights between the Corporation and the Executive regarding the Restricted Stock.

8. Arbitration. Without limitation of the authority of the Compensation Policy Committee under the Plan, in the event of any dispute between Executive and the Corporation or the Operating Partnership over the terms of this Agreement, such dispute shall be resolved by arbitration as provided in Section 10 of the Employment Agreement.

9. Entire Agreement and Amendment. This Agreement represents the full and complete understanding between Executive and the Corporation and this Agreement cannot be modified or changed by any prior or contemporaneous or future oral agreement of the parties. This Agreement can only be modified by the express written agreement of the parties.

10. Choice of Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland without regard to its conflict of law principles.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which or into which the Corporation may be merged or which may succeed to its assets or business or any entity to which the Corporation may assign its rights and obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Grant Date.

HIGHLAND HOSPITALITY CORPORATION

By:

EXECUTIVE

Executive Signature

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